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                          EXHIBIT 10(10)

                   NON-COMPETITION AGREEMENT

     This NON-COMPETITION AGREEMENT made and entered into as of March 31, 1999 by and between Illinois Tool Works Inc., a Delaware corporation ("ITW"), and Industrial Rubber Products, Inc., a Minnesota corporation (hereinafter referred to as "IRP").
                        W I T N E S E T H:
     WHEREAS, ITW, pursuant to a Purchase Agreement dated March 25, 1999 (the "Purchase Agreement"), has agreed to sell to IRP substantially all the assets of its Irathane Systems Division, (the "Division").
     WHEREAS, in order for each party hereto to induce the other to enter into the Purchase Agreement and to consummate the transac-

tions contemplated therein, ITW has agreed to enter into this Non-Competition Agreement.
     NOW, THEREFORE, for and in consideration of the promises and mutual covenants and agreements herein contained, the parties agree as follows:
     1. Terms. Terms used herein which are defined in the Purchase Agreement shall have the same meaning herein as therein.
     2. Covenant Not to Compete. ITW agrees that it shall not, for a period of five (5) years from and after the Closing Date, as defined in the Purchase Agreement, carry on, engage in or control any business which competes with the business of the Division as conducted immediately prior to Closing in the jurisdictions where the Business is carried on at Closing. The "business" of the Division shall refer to the manufacturing and selling of cast urathane parts and coatings for equipment and structural surfaces. (the "Business"). Nothing in this Agreement or the Purchase Agreement shall prevent ITW from acquiring and then being engaged in or carrying on the whole or part of a business that includes activities the carrying on of which would otherwise amount to a breach of the undertaking contained in this Agreement or Section
4.1.4 of the Purchase Agreement if the annual turnover of such activities does not amount to ten (10) percent or more of the aggregate annual turnover of the business concerned. In the event of a purchase of a business during the five (5) year time period referred to above, ITW shall promptly notify IRP of said purchase. Within thirty (30) days of said notification, IRP may elect to purchase said business by written notice to ITW. The Purchase Price for the business shall be the Purchase Price paid by ITW for said business, together with all costs and expenses incurred in connection with said purchase. To the extent the parties cannot agree upon a Purchase Price within thirty (30) days of IRP's election of its purchase right, then the Chicago office of a big five public accounting firm selected by the parties shall be employed as arbitrator hereunder to determine the Purchase Price due and payable for the business. The arbitrating accountant's determination with respect to any dispute shall be in writing and shall be final and binding upon the parties hereto. This covenant not-to-compete shall extend to each geographic area in which IRP carries on the Business as of the date hereof.
     The time period, geographical area and scope of the restrictions on ITW's activities hereunder are divisible so that if any provision of the preceding paragraph is held invalid or unenforceable, such provision shall be automatically modified to the extent necessary to render such provision valid and enforceable.
     4. Confidential Information. ITW agrees that it shall not, at any time during the term of the agreement, directly or indirectly, disclose to others any confidential information or trade secrets relating to any of the existing or presently contemplated products, technology, engineering, manufacturing processes, sales methods, customer lists, customer usages and requirements and other business information and data heretofore utilized in the conduct of the Business, so long as IRP shall consider such information to be confidential or a trade secret and if not otherwise publicly available.
     5. Injunctive Relief. ITW and IRP agree that, in addition to any other relief which may be available in law or equity, injunctive relief in any court of jurisdiction shall be a remedy to which IRP shall be entitled for any breach of this Non-Competition Agreement by ITW.
     6. General. This Non-Competition Agreement shall be governed in accordance with the laws of the State of Minnesota and may not be modified, amended or supplemented in any respect except by a subsequent written agreement entered into by and between ITW and IRP.
     This Non-Competition Agreement may be executed in counter-

parts, each of which shall be deemed an original and all of which together shall constitute one and the same document.


                         ILLINOIS TOOL WORKS INC.

                         By:  /s Richard J. Budweg
                         Title:    General Manager, ITW PRC



                         INDUSTRIAL RUBBER PRODUCTS, INC.

                         By:  /s Daniel O. Burkes

                         Title:    President